UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 2, 2007

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Florida	0-20979	59-0712746
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer I.D.)

7100 Grade Lane, PO Box 32428
Louisville, Kentucky  40232
(Address of principal executive offices)

(502) 368-1661
(Registrant's telephone number, including area code)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 -- REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01       Entry Into a Material Definitive Agreement.

            On August 2, 2007, we entered into an asset purchase agreement with Industrial Logistic Services, LLC, a Kentucky limited liability company engaged in the business of scrap metal and waste transportation, pursuant to which we will acquire certain ILS's assets such as trucks, tractor trailers, containers and other machinery and equipment.  The effective date of the agreement is September 1, 2007.  The agreement provides that ILS is not required to transfer to us the certificates of title to the trucks and other vehicles that are being sold until we have paid ILS $1,300,000, consisting of the purchase price of $1,110,040 plus interest at the per annum rate of seven percent (7%).  We paid $100,000 of the purchase price on the closing date, and we have agreed to pay the remaining $1,200,000 in equal installments of $20,000 for 60 consecutive months, which are inclusive of interest.  We will pay the first monthly installment on September 1, 2007, and thereafter on the first business day of each month.  Our board of directors received an independent appraisal of the assets, indicating that the price we are paying for these assets is below their appraised value.

            Prior to this asset purchase, we have had a material relationship with ILS and its sole member, Brian G. Donaghy, for approximately four years.  Since September 2003, ILS has served as our primary scrap metal and waste hauler.  Our total annual payments to ILS for its hauling services during this period equaled $239,677 for 2003, $840,607 for 2004, $1,088,286 for 2005 and  $1,504,428 for 2006.  From the beginning of this calendar year through the date of this current report on Form 8-K, we have paid ILS $1,126,408 for its hauling services.  We have chosen to primarily use ILS for our hauling needs due to the fact that it consistently offers us hauling rates that are more favorable than its competitors and because it has committed to serving our needs on a priority basis.  In further consideration of its hauling services and due to our desire to have ILS's vehicles located in close proximity to us so that it may accommodate our high volume of hauling needs, we have provided office and maintenance space to ILS at the site of our facilities in Louisville, Kentucky, equaling approximately 7,000 square feet.  We do not charge ILS rent for the use of this space.  Additionally, we have leased to ILS two trucks since March 1, 2005, and three tractor trailers since September 1, 2005.  We charge ILS $3,355.26, in the aggregate, per month for the trucks, and $2,406.95, in the aggregate, per month for the tractor trailers.  These rates reflect our standard rates that we charge our other customers who lease similar equipment.

            The owner and operator of ILS, Brian G. Donaghy, has also served as our acting chief operating officer since January 1, 2007.  On August 2, 2007, upon approval by our board of directors, we entered into an executive employment agreement with Mr. Donaghy, pursuant to which he became our president and chief operating officer commencing on that same date and ending on December 31, 2011.  We have provided a more detailed description of the terms of Mr. Donaghy's employment and compensation under Item 5.02 of this current report on Form 8-K, which is incorporated herein by reference.

SECTION 2 -- FINANCIAL INFORMATION

Item 2.01       Completion of Acquisition or Disposition of Assets.

          Please see the discussion under Item 1.01 of this current report on Form 8-K, which is incorporated herein by reference.

SECTION 3 -- SECURITIES AND TRADING MARKETS

Item 3.02       Unregistered Sales of Equity Securities.

a.         We sold the following securities without registration under the Securities Act of 1933 on August 2, 2007:

Date	Title	Amount	Aggregate Offering Price for Securities Sold for Cash	Nature of Transaction and Aggregate Consideration Received if Sold for Non- Cash Consideration	Securities Act Section or Commission Rule Claimed for Exemption

8/2/2007	Industrial Services of America, Inc. Common Stock	20,000	___	20,000 common shares of registrant to Brian G. Donaghy as part of consideration provided for in his Executive Employment Agreement, valued at approximately $215,800.	Section 4(2)

SECTION 5 -- CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2007, upon approval by our board of directors, we entered into an executive employment agreement with Brian G. Donaghy, age 31, pursuant to which he became our president and chief operating officer commencing on that same date and ending on December 31, 2011.  The agreement provides for additional one year renewal terms thereafter.  Mr. Donaghy has served as our acting chief operating officer since January 1, 2007.  Additionally, he has assisted us as a consultant in our ferrous and non-ferrous operations from May 2004 to December 2006.  From 2001 to the date of this current report on Form 8-K, Mr. Donaghy owned and operated ILS, a scrap metal and waste transportation company.  On August 2, 2007, we acquired certain assets of ILS.  We have provided a more detailed discussion of this transaction under Item 1.01 of this current report on Form 8-K, which is incorporated herein by reference.

For the period beginning on January 1, 2007 through the date of this current report on Form 8-K, we have paid Mr. Donaghy $96,000 in exchange for him serving as our acting chief operating officer.  Pursuant to Mr. Donaghy's executive employment agreement, we will pay him a base salary of $3,000 per week, or $156,000 annually.  Beginning on January 1, 2009, and each January 1 thereafter during the initial term of the agreement, we will increase Mr. Donaghy's base salary by the cost of living index increase attributable to Louisville, Kentucky.  In addition to his base salary, we will also provide Mr. Donaghy with a term life insurance policy with a death benefit not to exceed $50,000, and a $1,000 monthly car allowance.  Mr. Donaghy is also entitled to reimbursement of reasonable business expenses, and is eligible to participate in any medical and hospitalization, group life insurance, retirement and any other welfare or fringe benefit plan that we may provide to our executive employees.

Effective upon execution of the agreement, we issued to Mr. Donaghy 20,000 shares of our common stock as a signing bonus.  These shares, in the aggregate, are worth approximately $215,800.  Mr. Donaghy is eligible to receive additional grants of 20,000 shares of our common stock no later than April 1 of each year if our EBITDA for the previous calendar year exceeds $4.5 million, taking into account the cost to us of the issuance of the shares.  The first measurement period for determining the grant will be calendar year 2008, thus the first possible grant of shares would not occur until the first quarter of calendar year 2009.  We will not, however, issue to Mr. Donaghy more than 100,000 shares of our common stock in the aggregate.

We may terminate Mr. Donaghy's employment with or without cause.  His agreement provides that cause includes such things as Mr. Donaghy's failing to follow the instructions of our chief executive officer or board of directors, his failing to act in accordance with our handbook, his violating the terms of his employment agreement or any federal or state securities laws, and his violating or failing to fulfill his fiduciary duty of loyalty to us.   If we terminate Mr. Donaghy's employment without cause, then through the initial term of the agreement, which would otherwise end on December 31, 2011, or any applicable one year renewal period, we will continue to pay Mr. Donaghy his base salary as well as certain employee benefits, including any benefits he was receiving or was entitled to receive under our life, accident, dental and group health insurance plans, 401K, FSA or similar health or welfare plans at the time of his termination.  We are also required to grant Mr. Donaghy any shares of our common stock that he would have been entitled to receive during the initial term of the agreement had we not terminated him.  If, however, we terminate Mr. Donaghy's employment for cause, or if Mr. Donaghy voluntarily terminates his employment, or if his employment ends as a result of his death, we must pay him his accrued base salary through the termination date or date of death, as applicable, including any employee benefits that he is entitled to receive on that date.  He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which the termination or his death occurred, as applicable.  If Mr. Donaghy's employment ends as result of his incapacity, he shall be entitled to receive either worker's compensation benefits or insured benefits as provided by our disability policy.  He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which he became incapacitated.

As ratified by our board of directors on August 2, 2007, we entered into an employment agreement, effective as of April 4, 2007, with James K. Wiseman, III, age 53, pursuant to which he became our scrap manager.   This employment agreement ends on April 4, 2012, and provides for additional one year renewal terms thereafter.  Our board of directors, at the same meeting, appointed Mr. Wiseman as our vice president of ISA recycling.  From May 1997 through March 2007, Mr. Wiseman served as general manager for Midwest Metals, a metal recycling company located in Louisville, Kentucky.

Pursuant to Mr. Wiseman's employment agreement, we will pay him an annual base salary of $136,500.  He may also be eligible for bonus compensation from time to time as determined by our Compensation Committee and approved by our board of directors.  In addition, we will provide Mr. Wiseman with a $550 car allowance, as well as allowances to cover his fuel and cell phone expenses.  Mr. Wiseman will also be eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

We may terminate Mr. Wiseman's employment with or without cause.  His employment agreement defines cause as Mr. Wiseman's willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to us by reason of his material breach of his employment agreement.  If Mr. Wiseman voluntarily terminates his employment or if we terminate Mr. Wiseman's employment for any reason, including if Mr. Wiseman dies or becomes incapacitated, we must pay him his accrued salary, earned bonus compensation, vested deferred compensation and any employee benefits he may be entitled to receive on the date of the termination.  Additionally, if we terminate his employment without cause, we must also continue to pay his base salary through the end of the initial term of his employment agreement, which would otherwise end on April 4, 2012.

SECTION 9 -- FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01       Financial Statements and Exhibits

a.  Exhibits

Exhibit #	Description
10.1	Asset Purchase Agreement dated as of August 2, 2007, between Industrial Services of America, Inc. and Industrial Logistic Services, LLC, including exhibits thereto

10.2	Executive Employment Agreement dated as of August 2, 2007, between Industrial Services of America, Inc. and Brian G. Donaghy

10.3	Employment Agreement dated effective as of April 4, 2007, between Industrial Services of America, Inc. and James K. Wiseman, III.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Services of America, Inc.

DATED: August 8, 2007	By:	/s/ Harry Kletter
Chief Executive Officer